Exhibit 99.1

BIODEL REPORTS THIRD QUARTER FISCAL YEAR 2016 FINANCIAL RESULTS

DANBURY, Conn., August 11, 2016 (GLOBE NEWSWIRE) - Biodel Inc. (NASDAQ: BIOD) today reported financial results for the third fiscal quarter ended June 30, 2016.

In May 2016, Biodel announced its entry into a definitive share exchange agreement with Albireo Limited, a privately held biopharmaceutical company, and Albireo security holders. The proposed transaction is expected to result in a combined company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases, as well as other liver and gastrointestinal diseases and disorders. The proposed transaction remains subject to customary closing conditions, including the approval of the stockholders of Biodel. Following the closing of the proposed transaction, Biodel will be renamed Albireo Pharma, Inc., and Ron Cooper, the President and Chief Executive Officer of Albireo Limited, will become President and Chief Executive Officer of the combined company.

“During the third quarter, we have focused our attention on the proposed transaction with Albireo. We are enthusiastic about the proposed combination as we believe the combined company will benefit Biodel shareholders through the ownership of shares in a biopharmaceutical company with promising clinical assets and substantial upside opportunity,” said Gary G. Gemignani, Chief Executive Officer of Biodel. “We believe our cash resources, combined with the strength of Albireo’s management team, will enable Albireo Pharma to achieve key clinical events.”

“We expect to complete the transaction in the fourth calendar quarter of 2016,” concluded Mr. Gemignani.

Third Quarter Financial Results

Biodel reported a net loss of $3.1 million, or $0.05 per share, for the quarter ended June 30, 2016. These results compare to a net loss of $6.5 million, or $0.12 per share, for the quarter ended June 30, 2015. Biodel’s net loss in the third quarter of 2016 includes approximately $1.5 million in costs incurred related to the proposed transaction. Biodel did not recognize any revenue during the quarters ended June 30, 2016 or 2015.

At June 30, 2016, Biodel had cash and cash equivalents of $31.0 million and 64.1 million shares of common stock outstanding.

About Biodel

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes. More information about Biodel is available at www.biodel.com.

About Albireo

Albireo Limited is a holding company for Albireo AB, a clinical-stage biopharmaceutical company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo's clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. Albireo was spun out from AstraZeneca in 2008 and is backed by top-tier life science investors such as Phase4 Ventures, TPG Biotech, TVM Capital Life Science and Aberdeen Asset Management, as well as AstraZeneca.

Albireo Limited is incorporated and registered in England and Wales, and its wholly owned subsidiaries are located in Gothenburg, Sweden and Boston, Massachusetts. More information about Albireo is available at www.albireopharma.com.

Additional Information and Where You Can Find It

Biodel Inc. (the “Company”) has filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for its 2016 Annual Meeting of Stockholders and will mail a definitive proxy statement and other relevant materials to the Company’s stockholders. At the 2016 Annual Meeting of Stockholders, the Company’s stockholders will be asked to approve, among other things, a proposal for the issuance of the Company’s common stock in the proposed transaction. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ, WHEN AVAILABLE, THE COMPANY’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE COMPANY’S 2016 ANNUAL MEETING OF STOCKHOLDERS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, ALBIREO AND THE PROPOSED TRANSACTION. When filed, these documents and other documents filed by the Company can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing the Company’s website at www.biodel.com or by contacting the Company’s Corporate Secretary at 203-796-5000 or by mail at Investor Relations, Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810.

Participants in Solicitation

The Company, Albireo, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders under the rules of the SEC. Information about these participants may be found in the definitive proxy statement that the Company will file with the SEC relating to its 2016 Annual Meeting of Stockholders. The definitive proxy statement will be mailed to all stockholders of record as of the record date set for the 2016 Annual Meeting of Stockholders and can also be obtained (when it becomes available) free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed by the Company with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are generally identified by the words “anticipates," "believes," "plans," "expects," "projects," "future," "intends," "may," "will," "should," "could," "estimates," "predicts," "potential," "continue," "guidance," and similar expressions. Such statements include, but are not limited to, statements regarding the anticipated completion of the proposed transaction and the timing and benefits thereof, the estimated future performance of the combined company including the development and potential benefits of the combined company’s product pipeline as well as other statements that are not historical facts. Although Biodel’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Biodel, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the risk regarding Biodel’s ability to obtain the stockholder approval required for the proposed transaction, the expected timing and likelihood of completion of the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the share exchange agreement, the inability of the parties to meet expectations regarding the accounting and tax treatments of the proposed transaction, the potential for the proposed transaction to involve unexpected costs, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that the expected benefits of the proposed combination are not realized, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Biodel's common stock, and other risks associated with executing business combination transactions, such as the risk that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the proposed transaction will not be realized; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed transaction; and the possibility that if the combined company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of the combined company’s common stock could decline. These forward-looking statements are based upon Biodel’s and Albireo’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks described more fully in Biodel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and the "Risk Factors" section of the Company's proxy statement referred to above, as well as its other subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Biodel undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Biodel Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2015	June 30, 2016
		(unaudited)
ASSETS
Current:
Cash and cash equivalents	$40,845	$31,024
Restricted cash	—	21
Prepaid and other assets	262	283

Total current assets	41,107	31,328
Property and equipment, net	280	—
Intellectual property, net	37	34

Total assets	$41,424	$31,362

LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
Accounts payable	$421	$467
Accrued expenses:
Clinical trial expenses	1	1
Payroll and related	863	344
Accounting and legal fees	289	441
Restructuring	—	1,394
Other	234	123

Total current liabilities	1,808	2,770

Common stock warrant liability	5	7
Restructuring and other long term liabilities	54	625

Total liabilities	1,867	3,402
Commitments
Stockholders' equity:
Convertible preferred stock, $0.01 par value; 50,000,000 shares authorized; 1,909,410 and 0 issued and outstanding	19	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 62,151,202 and 64,148,271 issued and outstanding	622	641
Additional paid-in capital	287,212	287,793
Accumulated deficit	(248,296)	(260,474)

Total stockholders' equity	39,557	27,960

Total liabilities and stockholders' equity	$41,424	$31,362

Biodel Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2016	2015	2016
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	5,054	64	11,378	3,749
General and administrative	1,525	3,036	4,969	8,657

Total operating expenses	6,579	3,100	16,347	12,406
Other (income)/expense:
Interest and other income	(18)	(12)	(34)	(249)
Adjustment to fair value of common stock warrant liability	(119)	4	(831)	2

Loss before tax provision	(6,442)	(3,092)	(15,482)	(12,159)
Tax provision	20	3	23	19

Net loss	$(6,462)	$(3,095)	$(15,505)	$(12,178)

Net loss per share — basic and diluted	$(0.12)	$(0.05)	$(0.46)	$(0.19)

Weighted average shares outstanding — basic and diluted	53,893,156	64,148,271	33,895,995	63,958,517

CONTACT:
Clayton Robertson
The Trout Group
+1 (646) 378 2964

Source: Biodel Inc.